Exhibit 4.2

FIRST AMENDMENT TO DEPOSIT AGREEMENT

THIS FIRST AMENDMENT TO DEPOSIT AGREEMENT (the “Amendment”), dated as of July 31, 2019, by and among (i) Chemical Financial Corporation, a Michigan corporation (“Chemical”), (ii) TCF Financial Corporation, a Delaware corporation (“TCF”), and (iii) COMPUTERSHARE INC., a Delaware corporation (“Computershare”), and its wholly owned subsidiary, COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered national association (the “Trust Company”), jointly as Depositary (the “Depositary”).

W I T N E S S E T H :

WHEREAS, TCF and the Depositary entered into a Deposit Agreement, dated as of September 14, 2017 (the “Original Agreement”). Capitalized terms used but not defined in this Amendment shall have the meaning(s) ascribed thereto in the Original Agreement; and

WHEREAS, pursuant to the terms of the Original Agreement, TCF deposited 7,000 shares of its 5.70% Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $25,000 per share (the “Old Preferred Stock”) with the Depositary and issued receipts each representing 1/1,000th fractional interest in a share of Old Preferred Stock (collectively, the “Old Receipts”); and

WHEREAS, on January 27, 2019, Chemical and TCF entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which TCF will merge with and into Chemical, with Chemical continuing as the surviving entity (the “Merger”); and

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger at 12:01 AM Eastern Time on August 1, 2019 (the “Effective Time”), (i) each outstanding share of TCF’s Old Preferred Stock, will be converted and exchanged into the right to receive, without interest, one share of Chemical’s newly created 5.70% Series C Non-Cumulative Perpetual Preferred Stock, no par value per share, with a liquidation preference of $25,000 per share (the “New Preferred Stock”), and (ii) Chemical will change its name to “TCF Financial Corporation”; and

WHEREAS, Section 4.6 of the Deposit Agreement provides that upon any merger of the Corporation, the Corporation may make certain adjustments and treat any securities received by the Depositary in exchange for or upon conversion of or in respect of the Series C Preferred Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Series C Preferred Stock; and

WHEREAS, pursuant to Section 6.1 of the Original Agreement, TCF and the Depositary wish to amend the Original Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree at the Effective Time as follows:

1.
Assumption of Obligations; Succession. As successor-in-interest to TCF pursuant to the Merger, Chemical hereby agrees, as of the Effective Time, to (a) succeed to, be substituted for, and assume all of the rights and duties and the performance and observance of all obligations and covenants to be performed or observed under the Original Agreement, as hereby amended, and (b) be substituted for, and may exercise every right and power of, TCF under the Original Agreement, as hereby amended, with the same effect as if Chemical had been named as the “Corporation” therein.

2.	Amendments to the Original Agreement.

a.
From and after the Effective Time, all references in the Original Agreement to (i) the term “Corporation” shall mean Chemical Financial Corporation, a Michigan corporation (which then shall be known as TCF Financial Corporation, a Michigan corporation, following its name change as described in the fourth recital of this Amendment), (ii) the term “Certificate of Designations” shall mean the relevant Certificate of Designations filed with the Michigan Department of Licensing and Regulatory Affairs establishing Chemical’s 5.70% Series C Non-Cumulative Perpetual Preferred Stock, no par value per share, with a liquidation preference of $25,000 per share, (iii) the term “Deposit Agreement” shall mean the Original Deposit Agreement, as amended by this Amendment, and (iv) the term “Series C Preferred Stock” shall mean Chemical’s 5.70% Series C Non-Cumulative Perpetual Preferred Stock, no par value per share, with a liquidation preference of $25,000 per share.

b.
Pursuant to Section 4.6 of the Original Agreement, following the Effective Time, the Old Receipts shall be exchanged for and replaced with new receipts substantially in the form attached hereto as Exhibit A (the “New Receipts”) as provided in Section 3(b) of this Amendment, which New Receipts shall represent 1/1,000th fractional interest in a share of the New Preferred Stock, with such adjustments as to future transactions, if any, as provided in the Original Agreement, as amended by this Amendment.

c.	The first paragraph of Section 7.4 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Any and all notices to be given to the Corporation hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, facsimile transmission or electronic mail, confirmed by letter, addressed to the Corporation at

TCF Financial Corporation
333 W. Fort Street, Suite 1800
Detroit, Michigan
Attention: General Counsel/Secretary
Facsimile No: (952) 475-7975
Email: investor@tcfbank.com

or any other addresses of which the Corporation shall have notified the Depositary in writing.”

d.	Exhibit A of the Original Agreement is hereby deleted in its entirety and replaced by a new Exhibit A in the form of Exhibit A to this Amendment.

e.	Exhibit B of the Original Agreement is hereby deleted in its entirety and replaced by a new Exhibit B in the form of Exhibit B to this Amendment.

3.	Direction to Depositary.

a.
Upon receipt of 7,000 uncertificated shares of the New Preferred Stock via direct registration, the Depositary is hereby authorized and directed (a) as Transfer Agent and Registrar, to register same in the name of Computershare Inc. and Computershare Trust Company, N.A., jointly as Depositary, (b) deposit the New Preferred Stock pursuant to Section 2.2 of the Original Agreement in exchange for the Old Preferred Stock, (c) deliver the Old Preferred Stock to Chemical, and (d) take all other action necessary or advisable in connection with the foregoing.

b.
Upon receipt of the Officer’s Certificate dated as of the date hereof and all other information required pursuant to Section 2.2 of the Original Agreement, the Depositary is hereby authorized and directed to (a) execute the Global Registered Receipt evidencing the New Receipt and deliver the same to The Depositary Trust Company in exchange for the Old Receipt, (b) cancel the Old Receipt pursuant to Section 2.7, and (c) take all other action necessary or advisable in connection with the foregoing.

4.
Effectiveness. Upon the execution and delivery of a counterpart hereof by each of the parties hereto, this Amendment shall become effective at the Effective Time. Except as expressly modified herein, the Original Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto (after giving effect to the Merger) in accordance with its terms.

5.
Termination of Merger Agreement. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall automatically terminate and be of no further force and effect and the Original Agreement shall remain the same as it existed immediately prior to execution of this Amendment, without prejudice to any action taken prior to such termination in compliance with the Original Agreement as amended hereby. TCF will provide the Depositary with prompt written notice if the Merger Agreement is terminated.

6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

7.
Counterparts. This Amendment may be executed in one or more counterparts (and such counterparts may be delivered in electronic format), and all those counterparts together shall constitute one original document.

8.
Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

9.	Amendment. This Amendment may not be amended or modified except in the manner specified for an amendment of or modification to the Original Agreement, as amended by this Amendment.

10.
Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Time.

CHEMICAL FINANCIAL CORPORATION, a
Michigan Corporation

By:	/s/ David T. Provost
Name:	David T. Provost
Title:	Chief Executive Officer and President

TCF FINANCIAL CORPORATION, a Delaware
Corporation

By:	/s/ Joseph T. Green
Name:	Joseph T. Green
Title:	SVP / General Counsel

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY,
N.A., acting jointly

By:	/s/ Michael J. Lang
Name:	Michael J. Lang
Title:	Senior Vice President

EXHIBIT A

FORM OF GLOBAL RECEIPT

Unless this receipt is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to TCF Financial Corporation, a Michigan corporation, or its agent for registration of transfer, exchange, or payment, and any receipt issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

DEPOSITARY SHARES

[          ]

DEPOSITARY RECEIPT FOR DEPOSITARY SHARES EACH REPRESENTING 1/1,000TH OF ONE SHARE
OF 5.70% SERIES C NON-CUMULATIVE PERPETUAL PREFERRED STOCK

OF

TCF FINANCIAL CORPORATION
INCORPORATED UNDER THE LAWS OF THE STATE OF MICHIGAN

CUSIP: 872307202

SEE REVERSE FOR CERTAIN DEFINITIONS

Dividend Payment Dates: Beginning September 1, 2019, each March 1, June 1, September 1 and December 1.

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC., acting jointly as Depositary (the “Depositary”), hereby certify that Cede & Co. is the registered owner of [_____________] DEPOSITARY SHARES (“Depositary Shares”), each Depositary Share representing 1/1,000th of one share of 5.70% Series C Non-Cumulative Perpetual Preferred Stock, no par value per share, liquidation preference $25,000 per share, (the “Stock”), of TCF Financial Corporation, a Michigan corporation (the “Corporation”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of September 14, 2017 (the “Deposit Agreement”), among the Corporation, as successor by merger to TCF Financial Corporation, a Delaware corporation, the Depositary and the holders from time to time of the Depositary Receipts. By accepting this Depositary Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer and, a Registrar for the Receipts (other than the Depositary) shall have been appointed, countersigned by such Registrar by the manual or facsimile signature of a duly authorized officer thereof.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A., and
COMPUTERSHARE INC., acting jointly as Depositary

By:
Authorized Officer

FORM OF REVERSE OF RECEIPT

TCF FINANCIAL CORPORATION

TCF FINANCIAL CORPORATION, A MICHIGAN CORPORATION (THE “CORPORATION”) WILL FURNISH WITHOUT CHARGE TO EACH REGISTERED HOLDER OF RECEIPT WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OR SUMMARY OF THE CERTIFICATE OF DESIGNATIONS ESTABLISHING THE SERIES C NON-CUMULATIVE PERPETUAL PREFERRED STOCK OF THE CORPORATION. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.

The Corporation will furnish without charge to each registered holder of receipts who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to the Registrar.

EXPLANATION OF ABBREVIATIONS

The following abbreviations when used in the form of ownership on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations. Abbreviations in addition to those appearing below may be used.

Abbreviation	Equivalent Phrase	Abbreviation	Equivalent Phrase
JT TEN	As joint tenants, with right of survivorship and not as tenants in common	TEN BY ENT	As tenants by the entireties
TEN IN COM	As tenants in common	UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Abbreviation	Equivalent Word	Abbreviation	Equivalent Word	Abbreviation	Equivalent Word
ADM	Administrator(s), Administratrix	EX	Executor(s), Executrix	PAR	Paragraph
AGMT	Agreement	FBO	For the benefit of	PL	Public Law
ART	Article	FDN	Foundation	TR	(As) trustee(s), for, of
CH	Chapter	GDN	Guardian(s)	U	Under
CUST	Custodian for	GDNSHP	Guardianship	UA	Under agreement
DEC	Declaration	MIN	Minor(s)	UW	Under will of, Of will of, Under last will & testament
EST	Estate, of Estate of

For value received, _________________hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

Depositary Shares represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint ________ Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated:

NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatsoever.

SIGNATURE GUARANTEED

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE

I, [insert name], [insert title] of Chemical Financial Corporation (the “Corporation”), hereby certify that pursuant to the terms of the Certificate of Designations filed with the Michigan Department of Licensing and Regulatory Affairs on July 31, 2019 and effective August 1, 2019 (the “Certificate of Designations”), and pursuant to resolutions of the Board of Directors of the Corporation (the “Board”) adopted at a meeting of the Board on January 27, 2019, the Corporation has established the 5.70 Series C Non-Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”) which the Corporation desires to deposit with the Depositary for the purposes of being subject to the terms and conditions of the Deposit Agreement, dated as of September 14, 2017, by and among the Corporation (as successor in interest to TCF Financial Corporation), on the one hand, and Computershare Trust Company, N.A. and Computershare Inc., jointly as Depositary, on the other hand, as amended by the First Amendment to Deposit Agreement, dated as of July 31, 2019, by and among the Corporation, TCF Financial Corporation and the Depositary (as so amended, the “Deposit Agreement”). In connection therewith, the Board or a duly authorized committee thereof has authorized the terms and conditions with respect to the Series C Preferred Stock as described in the Certificate of Designations attached as Annex A hereto. Any terms of the Series C Preferred Stock that are not so described in the Certificate of Designations and any terms of the Receipts representing such Series C Preferred Stock that are not described in the Deposit Agreement are described below:

Aggregate Number of shares of Series C Preferred Stock issued on the day hereof:

CUSIP Number for Receipts:

Denomination of Depositary Share per share of Series C Preferred Stock (if different than 1/1000th of a share of Series C Preferred Stock):

Redemption Provisions (if different than as set forth in the Deposit Agreement):

Name of Global Receipt Depositary: The Depository Trust Company

Name of Registrar with Respect to the Receipts (if other than Computershare Trust Company, N.A.):

Name of Registrar, Dividend Disbursing Agent, and Redemption Agent with Respect to the Series C Preferred Stock (if other than Computershare Trust Company, N.A.):

Special terms and conditions:

Closing date:

All capitalized terms used but not defined herein shall have such meaning as ascribed thereto in the Deposit Agreement.

Date: [_____________], 2019.

By:
Name:
Title:

Annex A

Certificate of Designations

CERTIFICATE OF DESIGNATIONS
OF
5.70% SERIES C NON-CUMULATIVE PERPETUAL PREFERRED STOCK
OF
TCF FINANCIAL CORPORATION

Section 1.            Designation.  The designation of the series of preferred stock shall be 5.70% Series C Non‑Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series C Preferred Stock”).  Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock.  Series C Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.            Number of Shares.  The number of authorized shares of Series C Preferred Stock shall be 8,050.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation and by the filing of a certificate pursuant to the provisions of the Michigan Business Corporation Act stating that such increase or reduction, as the case may be, has been so authorized.  All additional shares of Series C Preferred Stock shall be deemed to form a single series with the Series C Preferred Stock, provided that any such additional shares of Series C Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the U.S. Internal Revenue Code of 1986, as amended, and such additional shares of Series C Preferred Stock are otherwise treated as fungible with the Series C Preferred Stock authorized under this Section 2 for U.S. federal income tax purposes.  The Corporation shall have the authority to issue fractional shares of Series C Preferred Stock.

Section 3.            Definitions.  As used herein with respect to Series C Preferred Stock:

(a)        “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b)        “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

(c)          “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(d)         “Continuing Director” means (a) if an “interested shareholder” (as defined in Section 778 of the Michigan Business Corporation Act, as the same shall be in effect from time to time) exists, any member of the board of directors of the Corporation who is not an interested shareholder or an “affiliate” or an “associate” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as the same shall be in effect from time to time) of an interested shareholder and who was a member of the board of directors immediately prior to the time that an interested shareholder became an interested shareholder, and any successor to a Continuing Director who is not an interested shareholder or an affiliate or associate of an interested shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors who are then members of the board of directors; and (b) if an interested shareholder does not exist, any member of the board of directors.

(e)         “Corporation” means TCF Financial Corporation, a Michigan corporation.

(f)          “Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

(g)         “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

(h)         “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

(i)          “DTC” means The Depository Trust Company, together with its successors and assigns.

(j)         “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(k)         “Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(l)          “Preferred Director” shall have the meaning set forth in Section 7(c)(i) hereof.

(m)        “Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

(n)        “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective on or after September 7, 2017, (ii) any proposed change in those laws or regulations that is announced or becomes effective on or after September 7, 2017, or (iii) any official administrative decision or judicial decision, or administrative action, or other official pronouncement interpreting or applying those laws or regulations that is announced on or after September 7, 2017, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of all shares of Series C Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding.

(o)         “Series C Preferred Stock” shall have the meaning set forth in Section 1 hereof.

(p)         “Closing Date” means August 1, 2019.

Section 4.            Dividends.

(a)        Rate.  Holders of Series C Preferred Stock shall be entitled to receive, if, as and when declared by the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series C Preferred Stock, and no more, payable quarterly in arrears on each March 1, June 1, September 1 and December 1; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”), commencing with the first such Dividend Payment Date to occur after the Closing Date.  The period from and including the date of issuance of the Series C Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period,” except that the initial Dividend Period shall commence on and include June 1, 2019.  Dividends on each share of Series C Preferred Stock will accrue on the liquidation preference amount of $25,000 per share at a rate per annum equal to 5.70%.  The record date for payment of dividends on the Series C Preferred Stock shall be the 15th day of the calendar month immediately preceding the month during which the Dividend Payment Date falls.  The amount of dividends payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Notwithstanding any other provision hereof, dividends on the Series C Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

(b)          Non-Cumulative Dividends.  Dividends on shares of Series C Preferred Stock shall be non-cumulative.  To the extent that any dividends payable on the shares of Series C Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series C Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series C Preferred Stock, any Parity Stock, any Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)         Priority of Dividends.  So long as any share of Series C Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series C Preferred Stock for the then-current Dividend Period have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during such dividend period.  When dividends are not paid in full upon the shares of Series C Preferred Stock and any Parity Stock, all dividends declared upon shares of Series C Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then‑current Dividend Period per share on Series C Preferred Stock, and accrued dividends, including any accumulation, on any Parity Stock, bear to each other.  No interest will be payable in respect of any dividend payment on shares of Series C Preferred Stock that may be in arrears.  If the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series C Preferred Stock prior to such date.  Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) as may be determined by the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series C Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.             Liquidation Rights.

(a)         Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series C Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of any holders of any class or series of securities ranking senior to or on parity with Series C Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation.  Holders of Series C Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)         Partial Payment.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series C Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all Parity Stock shall be paid pro rata in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

(c)       Residual Distributions.  If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series C Preferred Stock, the holders of shares of Series C Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

(d)       Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.             Redemption.

(a)         Optional Redemption.  The Corporation, at the option of its board of directors or any duly authorized committee of the board of directors of the Corporation, may redeem in whole or in part the shares of Series C Preferred Stock at the time outstanding, at any time on December 1, 2022 or any Dividend Payment Date thereafter, upon notice given as provided in Section 6(b) below.  The redemption price for shares of Series C Preferred Stock shall be $25,000 per share, plus any declared and unpaid dividends for prior Dividend Periods, without accumulation of undeclared dividends (the “Redemption Price”).  Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation may, at its option, subject to the approval of the Appropriate Federal Banking Agency, provide notice of its intent to redeem as provided in Section 6(b) below, and subsequently redeem, all (but not less than all) of the shares of Series C Preferred Stock at the time outstanding, at the Redemption Price applicable on such date of redemption.

(b)       Notice of Redemption.  Notice of every redemption of shares of Series C Preferred Stock shall be either (i) mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation or (ii) transmitted by such other method approved by the Depositary Trust Company, in its reasonable discretion, to the holders of record of such shares to be redeemed.  Such mailing or transmittal shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Notwithstanding the foregoing, if the Series C Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.  Any notice mailed or transmitted as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail or other transmission, or any defect in such notice or in the mailing or transmittal thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock.  Each notice shall state (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(c)          Partial Redemption.  In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares of Series C Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock held by such holders or in such other manner consistent with the rules and policies of the NASDAQ as the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation may determine to be fair and equitable.  Subject to the provisions of this Section 6, the board of directors of the Corporation or any duly authorized committee of the board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time.

(d)         Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the board of directors of the Corporation or any duly authorized committee of the board of directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest.  The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest.  Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.             Voting Rights.  The holders of Series C Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:

(a)        Supermajority Voting Rights-Amendments.  Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66⅔% of all of the shares of the Series C Preferred Stock at the time outstanding, voting separately as a class, shall be required to authorize any amendment of the Articles of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any certificate of designations or any similar document relating to any series of preferred stock) which will materially and adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock:  (i) any increase in the amount of the authorized or issued Series C Preferred Stock, (ii) any increase in the amount of authorized preferred stock of the Corporation, or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(b)        Supermajority Voting Rights-Priority.  Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66⅔% of all of the shares of the Series C Preferred Stock and all other Parity Stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to the shares of the Series C Preferred Stock and all other Parity Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(c)          Special Voting Right.

(i)          Voting Right.  If and whenever dividends on the Series C Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(c) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the board of directors of the Corporation shall be increased by two, and the holders of the Series C Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the board of directors of the Corporation shall at no time include more than two such directors.  Each such director elected by the holders of shares of Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends is a “Preferred Director.”

(ii)          Election.  The election of the Preferred Directors will take place at any annual meeting of shareholders or any special meeting of the holders of Series C Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein.  At any time after the special voting power has vested pursuant to Section 7(c)(i) above, a majority of the Continuing Directors may, and within 20 days after the written request of any holder of Series C Preferred Stock (addressed to the Continuing Directors at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), call a special meeting of the holders of Series C Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid, for the election of the two directors to be elected by them as provided in Section 7(c)(iii) below.  The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)         Notice for Special Meeting.  Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s bylaws for a special meeting of the shareholders.  The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s shareholders unless they have been previously terminated or removed pursuant to Section 7(c)(iv).  In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series C Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the shareholders.

(iv)        Termination; Removal.  Whenever full dividends have been paid regularly on the Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends, if any, for at least four consecutive Dividend Periods, then the right of the holders of Series C Preferred Stock to elect such additional two directors will cease (subject to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) and the term of office of each Preferred Director so elected will immediately terminate and the number of directors constituting the Corporation’s board of directors will be automatically reduced accordingly.  Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series C Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(c).

(d)         Changes after Provision for Redemption.  No vote or consent of the holders of Series C Preferred Stock shall be required pursuant to Section 7(a), (b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such section, all outstanding Series C Preferred Stock shall have been redeemed, or notice of redemption has been given and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Section 8.           Conversion.  The holders of Series C Preferred Stock shall not have any rights to convert such Series C Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.          Rank.  Notwithstanding anything set forth in the Articles of Incorporation or this Certificate of Designations to the contrary, the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation, without the vote of the holders of the Series C Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7, any class of securities ranking senior to the Series C Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10.         Repurchase.  Subject to the limitations imposed herein, the Corporation may purchase and sell Series C Preferred Stock from time to time to such extent, in such manner, and upon such terms as the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.         Unissued or Reacquired Shares.  Shares of Series C Preferred Stock not issued or which have been issued, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.          No Sinking Fund.  Shares of Series C Preferred Stock are not subject to the operation of a sinking fund.